UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2023

REBORN COFFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41479	47-4752305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

580 N. Berry Street, Brea, CA	92821
(Address of principal executive offices)	(Zip Code)

(714) 784-6369

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	REBN	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

On June 1, 2023, Reborn Global Holdings, Inc., a California corporation and subsidiary of Reborn Coffee, Inc., a Delaware corporation (the “Company”) entered into a debt agreement (the “Loan Note”) with DRE, Inc, a Illinois corporation (“DRE”). The Loan Note was guaranteed (the “Guaranty”) by Jay Kim, Chief Executive Officer of the Company and member of its Board of Directors (the “Board”).

The terms of the Loan Note require DRE, Inc. to provide the Company with a $1.0 million credit facility bearing a variable interest rate and a maturity date of May 31, 2025. The Company is responsible for making interest-only payments starting on July 15, 2023 and will continue to make such interest payments until the maturity date. The Loan Note further specifies that the interest rate payable to DRE is equal to one percentage point in excess of that rate shown in the Wall Street Journal as the prime rate. The interest rate on the Loan Note will therefore change with each change in the prime rate so published. If at any time the Wall Street Journal prime rate is no longer published, then DRE will establish a similar replacement rate in its sole discretion. The terms of the Loan Note also specify that the interest rate will never be less than 8% per year. The Company will be in default should they fail to repay any amount due within 30 days after demand by DRE, however, the Company may pay off the Loan Note at any time and without penalty. The Loan Note does not permit the Company the right to offset, deduct or counterclaim from the amount due, but it does include a usury savings clause whereby interest payments may not exceed the amount proscribed by usury laws and that that any payments made exceeding the interest limit will be applied to lowering the principal.

DRE is owned and controlled by Dennis Egidi who is Vice Chairman of the Board, a member of its audit committee and chairs its compensation committee. In order to comply with the NASDAQ Stock Market (“Nasdaq”) and Securities Exchange Commission (“SEC”) director independence requirements, Mr. Egidi has opted to amicably resign from his position on the audit and compensation committee.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Loan Note and the Guaranty contained in Item 1.01, above, are hereby incorporated into this Item 2.03 by reference.

Item 5.02 Departure and Appointment of Directors

On July 13, 2023, the Board accepted Director Dennis Egidi’s formal resignation from its audit and compensation committees, effective immediately. Mr. Egidi resigned due to no longer meeting the SEC and Nasdaq independent director requirements.

On July 13, 2023, the Board appointed Andy Nasim as a director of the Company, effective immediately, to fill the vacancy created by Hannah Goh’s resignation, with a term expiring at our annual meeting of stockholders in 2023 or until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification, removal from office or other cause. Mr. Nasim will serve as a member of the audit committee of the Board and as chair of its compensation committee. The Board’s audit committee membership now consists of Farooq Arjomand (Chair), Andy Nasim and Jay Kim. The Board’s compensation committee membership now consists of Andy Nasim (Chair), Farooq Arjomand and Jay Kim. The Company has no standing nominating committee.

There is no arrangement or understanding between Mr. Nasim and any other person pursuant to which he was selected as a director. Mr. Nasim does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No	Exhibit
10.1	The Loan Note and Guaranty
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2023

REBORN COFFEE, INC.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer

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